                                                              U.S. SECURITIES AND EXCHANGE COMMISSION
                                                                       Washington, D.C. 20549
-------------
FORM 3                                                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
-------------

                                           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934
------------------------------------------------------------------------------------------------------------------------------------
1. Name and address of Reporting Person*       2. Date of Event Requiring       4. Issuer Name and Ticker or Trading Symbol
                                                   Statement (Month/Day/Year)

DAVIES,     ROBERT       M.                                  05/8/98                MAXICARE (MAXI)
------------------------------------------------------------------------------------------------------------------------------------
(Last)      (First)     (Middle)            3.  IRS Identification Number        5. Relationship of Reporting    6. If Amendment,
                                                 of Reporting Person               Person to Issuer               Date of Original
                                                 if an Entity                                                      (Month/Day/Year)

                                                 N/A                                Director                       N/A
The Menai Group, LLC,
100 Stamford Pl., 6th fl.
-----------------------------------------------------------------------------------------------------------------------------------
             (Street)                                                                                              7. Individual or
                                                                                                                      Group/Joint
                                                                                                                      Filing
                                                                                                               X  Form filed by One
                                                                                                              --- Reporting Person
                                                                                                                  Form filed by
                                                                                                              --- More Than One
Stamford        CT             06902                                                                              Reporting Person
-----------------------------------------------------------------------------------------------------------------------------------
(City)         (State)         (Zip)

                                                                TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                         2.  Amount of Securities         3. Ownership Form:   4. Nature of Indirect Beneficial
                                                  Beneficially  Owned             Direct (D) or        Ownership
                                                                                Indirect (I)
-----------------------------------------------------------------------------------------------------------------------------------
None
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------


Form 3 (continued)

                                Table II - Derivative Securities Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security   2. Date Exercisable      3. Title and Amount of      4. Conversion     5. Ownership            6. Nature of
                          and Expiration Date      Securities Underlying       or Exercise       Form: Direct (D)        Indirect
                                                   Derivative Security         Price of          or Indirect (I)         Beneficial
                                                                              Derivative                                 Ownership
                                                                              Security
---------------------------------------------------------------------------------------------                 ----------------------
None
-----------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

                                                                                 /s/ Robert M. Davies                      5/18/98
                                                                                ----------------------------------         -------
                                                                                Signature of Reporting Person               Date

